Exhibit 99.1

For further information contact:
Martin O. Moad
Vice President and Treasurer
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces Projected Net Income Improvement for Fourth Quarter and Year-End
Cash Increase of Approximately $225 Million Versus Prior Year

Fort Worth, Texas (January 8, 2007) — RadioShack Corporation (NYSE: RSH) today announced it expects fourth quarter 2006 net income to increase versus prior year fourth quarter net income of $51 million. The increased profitability is expected to be driven in part by improved margin and inventory management combined with reduced SG&A expenses.

RadioShack projects fourth quarter 2006 comparable store sales to decrease by approximately 7.8%. An income statement reclassification relating to the sale of prepaid wireless airtime, due primarily to contract changes, negatively impacted comparable store sales by approximately 230 basis points but did not impact operating profit. Adjusted comparable store sales, excluding the impact of the reclassification, decreased by approximately 5.5%.

“We continued making important achievements in Q4 towards improving our core operations,” said Julian Day, chairman and chief executive officer. “During the quarter, we achieved a sequential monthly improvement in same-store sales compared to prior trends. More specifically, during the 5-week period between Thanksgiving and New Year, our adjusted comparable store sales only decreased by approximately 2.5%.

“Operationally, I am pleased with the progress made to date but would note that we anticipate sales challenges in the first part of 2007. The company was highly promotional during the first quarter of 2006 with the introduction of Cingular wireless service and discounting of excess seasonal toy inventory. It is not our intention to chase unprofitable business; therefore, we expect a negative impact to same-store sales in the first part of 2007.”

RadioShack estimates that its cash balance was approximately $450 million at December 31, 2006, an improvement of approximately $225 million versus prior year. The improved cash position was primarily driven in the fourth quarter by favorable margins, SG&A expense control and working capital improvements including a reduction in inventory and capital expenditures.

“We are pleased with the progress we have made in driving free cash flow over the past few months,” stated Jim Gooch, chief financial officer. “We look forward to 2007 with a continued focus on improving our core operations and strengthening our balance sheet.”

The results contained in this release are based on preliminary estimates. The company is in the process of its normal year-end close and audit process; therefore, these numbers may change depending on the outcome of these processes. It is anticipated that the final audited results for the fourth quarter and full year will be released on or about February 27, 2007. Management intends to hold a conference call in connection with the release of 2006 final results. Additional details about this call will be released prior to the call.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). These forward-looking statements are indicated by words such as “anticipate,” “intention,” “expect” and other similar words or phrases. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance. Factors, which could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors are described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a provider of retail support services. The company operates a vast network of sales channels, including more than 6,000 company and dealer stores, more than 100 RadioShack locations in Mexico and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where almost all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.

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